EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Organized under laws of
Delaware
ABIOMED R&D, Inc.	Delaware
ABD Holding Company, Inc.	Delaware
ABIOMED B.V.	Netherlands
Impella CardioSystems, AG	Germany
Impella CardioSystems, USA, Inc.	New York